Exhibit 99.1

Company Contact:	Investor Contact:
Nuvectra Corporation	The Ruth Group

Jennifer Kosharek	Tram Bui
(214) 474-3107	(646) 536-7035
jkosharek@nuvectramed.com	investors@nuvectramed.com

Nuvectra® Reports Second Quarter 2019 Financial Results

Plano, Texas, July 31, 2019 – Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the second quarter ended June 30, 2019.

Recent Business Highlights

●	Algovita® revenues increased 7% year-over-year to $12.3 million
●	Filed regulatory submission with FDA for Algovita full-body MR conditional approval
●	Highlighted positive preliminary Algovita clinical data at the INS 14th Annual World Congress
●	Revised full year 2019 Algovita revenue guidance to $50-55 million

Fred Parks, Chief Executive Officer, commented, “Despite some short-term tactical issues, we are encouraged by our strategy to reinvigorate Algovita revenue growth. We remain confident in our ability to accomplish this by executing multiple initiatives, including continuing to enhance our peripheral device experience, expanding our addressable market upon full-body MR conditional approval, and optimizing our salesforce by rebalancing the team composition. Specifically, we anticipate shifting our selling structure to include additional clinical specialists allowing our territory managers to focus their efforts on physician interactions that will drive revenue growth and improved productivity.”

Mr. Parks concluded, “Our strategic focus remains on expanded introduction of advantaged neurostimulation products to the pain market, with subsequent expansion into adjacent opportunities with Virtis™ for sacral nerve.”

Second Quarter 2019 Financial Results

Total revenue in the second quarter of 2019 was $12.3 million, a 4% increase from $11.9 million in the second quarter of 2018. Total Algovita revenue in the second quarter of 2019 was $12.3 million, a 7% increase from $11.5 million in the second quarter of 2018.

Gross profit in the second quarter of 2019 was $6.8 million, or 55% gross margin, an increase from $6.1 million, or 51% gross margin, in the second quarter of 2018. This increase was primarily due to a decrease in inventory-related charges and an increase in the volume of Algovita sales.

Operating expenses in the second quarter of 2019 were $17.0 million, a 1% decrease from $17.1 million in the second quarter of 2018.

Net loss for the second quarter of 2019 was $(11.1) million or $(0.62) per share, compared with a net loss of $(11.8) million, or $(0.83) per share, for the second quarter of 2018.

Total cash and cash equivalents were $69.8 million as of June 30, 2019.

2019 Algovita Revenue Guidance

Algovita 2019 revenue guidance revised to $50-55 million, previously $57-62 million.

Conference Call Information

Nuvectra will hold a conference call on July 31, 2019 at 4:30pm ET to discuss the results. The dial in numbers are (844) 882-7830 for domestic callers and (574) 990-9704 for international callers. The conference ID is 3264026. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on July 31, 2019 through August 7, 2019. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 3264026. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

Nuvectra® is a neurostimulation company committed to helping physicians improve the lives of people with chronic conditions. The Algovita® Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic intractable pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other indications such as sacral neuromodulation (SNM) for the treatment of overactive bladder, and deep brain stimulation (DBS) for the treatment of Parkinson’s Disease. Visit the Nuvectra website at www.nuvectramed.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) the uncertainty and timing of obtaining regulatory approvals in the United States and Europe for our Virtis SNM system, (iv) our ability to successfully launch and commercialize the Virtis SNM system if and when it receives regulatory approval (v) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (vi) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (vii) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (viii) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (ix) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (x) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (xi) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (xii) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals; (xiii) our reliance on each of Integer, our exclusive and sole manufacturer and supplier of parts and components for Algovita, and Minnetronix, Inc., our sole-source supplier of external peripheral devices; (xiv) any supplier shortages related to Algovita or its components and any manufacturing disruptions which may impact our inventory supply as we expand our business; (xv) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; (xvi) our ability to satisfy the conditions and covenants of our Credit Facility; and (xvii) our ability to raise capital should it become necessary to do so, through another public offering of our common stock, private equity or debt financings, strategic partnerships, or other sources. Please see the section entitled “Risk Factors” in Nuvectra’s Annual Report on Form 10-K and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nuvectra Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS — Unaudited

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sales:
Product	$12,289	$11,509	$23,332	$20,590
Service	56	394	138	850
Total sales	12,345	11,903	23,470	21,440
Cost of sales:
Product	5,466	5,326	11,374	9,392
Service	82	474	211	828
Total cost of sales	5,548	5,800	11,585	10,220
Gross profit	6,797	6,103	11,885	11,220
Operating expenses:
Selling, general and administrative expenses	12,962	13,198	27,708	25,109
Research, development and engineering costs, net	4,039	3,937	8,266	6,798
Total operating expenses	17,001	17,135	35,974	31,907
Operating loss	(10,204)	(11,032)	(24,089)	(20,687)
Interest expense, net	966	936	1,817	1,786
Other (income) expense, net	(10)	54	(16)	77
Loss from continuing operations before taxes	(11,160)	(12,022)	(25,890)	(22,550)
Provision (benefit) for income taxes	(14)	(39)	26	(29)
Loss from continuing operations	(11,146)	(11,983)	(25,916)	(22,521)

Discontinued operations:
Income from operations of discontinued operations	—	259	—	267
Provision for income taxes	—	54	—	57
Income from discontinued operations	—	205	—	210

Net loss	$(11,146)	$(11,778)	$(25,916)	$(22,311)

Other comprehensive gain:
Unrealized holding gain on investments arising during period	1	—	1	1
Other comprehensive gain	1	—	1	1
Comprehensive loss	$(11,145)	$(11,778)	$(25,915)	$(22,310)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.62)	$(0.84)	$(1.46)	$(2.06)
Income from discontinued operations	—	0.01	—	0.02
Basic and diluted net loss per share	$(0.62)	$(0.83)	$(1.46)	$(2.04)
Basic and diluted weighted average shares outstanding	17,848	14,209	17,794	10,922

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVECTRA CORPORATION

CONSOLIDATED BALANCE SHEETS — Unaudited

(in thousands, except share and per share data)

	As of
	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$69,764	$99,240
Trade accounts receivable, net of allowance for doubtful accounts of $641 and $691 in 2019 and 2018, respectively	9,430	12,324
Inventories	8,149	6,627
Prepaid expenses and other current assets	2,502	1,117
Total current assets	89,845	119,308
Property, plant and equipment, net	5,186	5,213
Goodwill	33,491	33,491
Other long-term assets	1,166	—
Total assets	$129,688	$158,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,431	$7,950
Accrued liabilities	4,997	5,736
Accrued compensation	3,559	6,858
Short-term debt	4,500	—
Total current liabilities	18,487	20,544
Other long-term liabilities	1,481	490
Long-term debt, net	40,173	44,082
Total liabilities	60,141	65,116

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 17,885,297 and 17,689,928 shares issued and outstanding in 2019 and 2018, respectively	18	18
Additional paid-in capital	221,410	218,844
Accumulated other comprehensive gain	2	1
Accumulated deficit	(151,883)	(125,967)
Total stockholders’ equity	69,547	92,896

Total liabilities and stockholders’ equity	$129,688	$158,012

The accompanying notes are an integral part of these condensed consolidated financial statements.